Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply, Inc. Elects H. Arthur Bellows, Jr. to Board of Directors

PEABODY, MA— (BUSINESS WIRE—9:00A.M. EST)—January 14, 2005—Beacon Roofing Supply, Inc. (Nasdaq: BECN) today announced the election of H. Arthur Bellows, Jr., Chairman of Braeburn Associates and The Finance Network, to its Board of Directors. Beacon Roofing Supply is a leading distributor of roofing materials and complementary building products in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada

Mr. Bellows founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, in 1967 and served as its Chairman, President and Chief Executive Officer from its founding until March, 1995.

Mr. Bellows has served as Chairman of Braeburn Associates, a merchant-banking firm, and Chairman of The Finance Network, a private financial services firm, since 1999. He also serves on the Board of Directors of Hexcel Corporation. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999 and continued to serve as a director until March 2002. He also acts as an officer and director of various civic organizations.

“We are very pleased to welcome Art to our Board of Directors,” said Robert R. Buck, President and CEO of Beacon Roofing Supply, Inc. (www.beaconroofingsupply.com). “His past experience as Chairman, President and CEO of The Triangle Corporation, along with his wealth of experience on other Boards, will bring many benefits to our company.”

“I am excited about joining Beacon’s Board of Directors,” said Arthur Bellows.  “They have compiled a talented management team and an experienced Board of Directors, and I look forward to working with them to continue the company’s growth and success.”

For more information:  Dave Grace, CFO, 978-535-7668

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks relating to our business and industry” section of the Company’s Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.